PASW, Inc. Enters Into Non-Binding Term Sheet To Merge With VirnetX Inc.

Los Angeles, Ca -- (BUSINESS WIRE) – January 18, 2007 – PASW, Inc.  (OTC: PASW.OB) announced today that it entered into a non-binding term sheet with VirnetX, Inc., a development stage company that is engaged in software development for secure real time communications.

If the transaction is concluded as currently proposed, as to which no assurance can be given, PASW

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would merge with VirnetX in a transaction that is intended to be completed before June 30, 2007,

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would cause its management to be replaced upon completion of the transaction so that the officers and directors of VirnetX will become the officers and directors of PASW,

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will have obtained added equity funds of not less than $4.5 million,

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will change its name to that selected by VirnetX, and

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anticipates that the current shareholders of PASW will then own approximately 5% of the outstanding capital stock of the company and the shareholders of VirnetX, as well as those providing the additional equity funding, will own the balance.

The parties have agreed that an exclusive negotiating period between them will end on February 28, 2007. No assurance can be given that any definitive agreements will be concluded.

PASW believes that it is in the long term benefit of its shareholders to move its domicile from the State of California and reincorporate in the State of Delaware. PASW intends to obtain shareholder approval for this action and will also seek to revise its capital structure, in part to accommodate the proposed transaction, but regardless of whether or not the VirnetX transaction is consummated.

The transaction between PASW and VirnetX is subject to negotiating and entering into a definitive merger agreement, board, shareholder and other approvals, completion of due diligence and other conditions. PASW believes that funds available to the two companies at closing will be inadequate to fund future requirements of the development stage business and that additional funds in a currently undetermined amount will be required. No assurance can be given that any added funds will be available. No assurance can be given that the parties will enter into a definitive agreement on these or any other terms or that the transactions will close.

About PASW:

PASW, Inc., formerly Pacific Softworks, Inc. was incorporated in California in November 1992. We developed and licensed Internet and Web related software and software development tools that enable communications, based on a set of rules known as protocols. Our products were embedded into systems and developed or manufactured by others. In August 2000, we sold the assets of our Internet and Web operations. From

January 2001 our operations, consisting of sales of software and licenses, were conducted principally through an administrative office in Northern California and a sales office of our subsidiary, National Research Corporation – Japan ("NRCJ"). In January 2003 we closed the sales office but have continued to receive royalty income from a former NRCJ customer. We are a licensor of software and generate revenue primarily from the one-time sales of licensed software.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities of PASW in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward Looking Statements:

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by the PASW may not proceed as contemplated, and by all other matters specified in PASW’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. PASW does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the PASW’s filings with the Securities and Exchange Commission, including its most recent periodic report.

Contact:

Bill Sliney, President and CFO

(925) 828-0934